Exhibit 99.1

FOR IMMEDIATE RELEASE

INNOVATIVE FOOD HOLDINGS, INC. ANNOUNCES RESTRUCTING OF HOME GOURMET E-COMMERCE BUSINESS, AND DIVESTITURE OF OTHER NON-CORE BUSINESSES

BONITA SPRINGS, FL. (January 12, 2024) – Innovative Food Holdings, Inc. (OTCQB: IVFH) (“IVFH” or the “Company”), a national seller of gourmet specialty foods to Professional Chefs, today announced that with the unanimous support of its board, the Company is restructuring its Home Gourmet e-commerce business. IVFH also announced the completion of its previously announced sale of two entities: Oasis Sales Corp and Organic Food Brokers, LLC (together dba Grow Brand Management). Lastly, the company also announced that it has agreed to sell its entity Haley Food Group, Inc.

As discussed during its third quarter earnings call, IVFH is in a stabilization phase of its business, reducing its focus and expenditures on unprofitable and non-core businesses, in order to drive new growth on its profitable Professional Chefs business. Today’s announcement of the restructuring of the Home Gourmet business entails a reduction in workforce of approximately 20 of our employees, the halt of all paid marketing associated with this business, and a 50% reduction in assortment. We expect the financial impact of these actions to be a decrease of approximately $6 million in annualized revenue, and an increase of about $650,000 in annualized profit, with a one-time restructuring cost of between $100,000-$200,000.

As previously disclosed, the sale of the Grow Brand Management business will result in a reduction of about $1 million in annualized revenue, with no material impact to profits. The consideration for the Grow transaction was $225,000, inclusive of its cash balance, or $75,000 net of its cash balance. Lastly, the eventual sale of the Haley Food Group will be for the consideration of approximately 21,000 shares of IVFH stock to be returned to the Company, and will result in a reduction of approximately $175,000 in revenue, and an increase of about $75,000 in profit.

Bill Bennett, CEO of IVFH, stated, “As mentioned during our third quarter earnings call, IVFH has lost in excess of $12 million over the five years that we have owned the Home Gourmet e-commerce businesses, masking the profit of our strong Professional Chef businesses. Restructuring a business is never an easy step, as we understand the personal toll it takes. However, the actions announced today are an important step toward building a healthier, more resilient company that will allow for employee career growth, company profit growth, and an improved offering for our customers. With this strategic shift, we can now begin to put our resources and focus on the areas of the business that will drive significant sales and profit growth for the Company. Between our Artisan Specialty Foods distribution business unit, and our Food Innovations drop ship business unit, I continue to be excited by the significant new customer and channel opportunities we are pursuing with the additional focus and resources we are unlocking for the team. We continue to move forward with the sale of our Bonita Springs, FL building, and we continue to market our Mountain Top, PA building for sale or lease, with the goal of eliminating all long-term debt for the Company. We also continue to search for the right internal and external investment and acquisition opportunities that can be immediately accretive, and unlock growth synergies with our existing businesses.”

About Innovative Food Holdings, Inc.

At IVFH, we help make meals special. We provide access to foods that are hard to find, have a compelling story, or are on the forefront of food trends. Our gourmet foods marketplace connects the world’s best artisan food makers with top Professional Chefs nationwide. We curate the assortment, experience, and tech enabled tools that help our customers create unforgettable experiences for their guests and families.

Additional information is available at www.ivfh.com.

Forward-Looking Statements

This release contains certain forward-looking statements and information relating to Innovative Food Holdings, Inc. (the “Company”) that are based on the current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this release. Words such as “may”, “should”, “expects”, “projects,” “intends”, “plans”, “believes”, “anticipates”, “hopes”, “estimates”, “goal” and variations of such words and similar expressions are intended to identify forward-looking statements. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein. These statements involve significant known and unknown risks and are based upon several assumptions and estimates, which are inherently subject to significant uncertainties and contingencies, many of which are beyond the Company’s control. Additional factors that could also cause actual results to differ materially relate to, international crises, environmental and economic issues and other risk factors described in our public filings. Except to the extent required by law, the Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions, or circumstances on which any statement is based.

Investor and Media Contact:

Gary Schubert

Chief Financial Officer

Innovative Food Holdings, Inc.

InvestorRelations@IVFH.com